                                                                EXHIBIT (c)(1)






                          AGREEMENT AND PLAN OF MERGER


                                  by and among




                         TEXAS INSTRUMENTS INCORPORATED





                          DSL ACQUISITION CORPORATION



                                      and



                        AMATI COMMUNICATIONS CORPORATION





                               November 19, 1997

                               TABLE OF CONTENTS

                                                                                                                     Page
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
                                                        ARTICLE I

                                                   THE OFFER AND MERGER
         Section 1.1      The Offer.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
         Section 1.2      Company Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         Section 1.3      Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         Section 1.4      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 1.5      Effective Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 1.6      Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         Section 1.7      Directors and Officers of the Surviving Corporation . . . . . . . . . . . . . . . . . . . .   5
         Section 1.8      Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         Section 1.9      Merger Without Meeting of Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . .   6

                                                        ARTICLE II

                                                 CONVERSION OF SECURITIES
         Section 2.1      Conversion of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.2      Exchange of Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         Section 2.3      Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.4      Company Option Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.5      Company Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                       ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 3.1      Organization; Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.2      Capitalization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.3      Authorization; Validity of Agreement; Company Action  . . . . . . . . . . . . . . . . . . .  13
         Section 3.4      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.5      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.6      No Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.7      Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.8      Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.9      Employee Benefit Plans; ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.10     Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.11     Permits; No Default; Compliance with Applicable Laws  . . . . . . . . . . . . . . . . . . .  19
         Section 3.12     Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.13     Certain Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.14     Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





                                      (i)

         Section 3.15     Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.16     Employee and Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.17     Information in Offer Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.18     Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.19     Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 3.20     Opinion of Financial Advisor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

                                                        ARTICLE IV

                                         REPRESENTATIONS AND WARRANTIES OF PARENT
                                                    AND THE PURCHASER
         Section 4.1      Organization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 4.2      Authorization; Validity of Agreement; Necessary Action  . . . . . . . . . . . . . . . . . .  25
         Section 4.3      Consents and Approvals; No Violations . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 4.4      SEC Reports and Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.5      Information in Offer Documents; Proxy Statement . . . . . . . . . . . . . . . . . . . . . .  26
         Section 4.6      Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.7      Share Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 4.8      Purchaser's Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

                                                        ARTICLE V

                                                        COVENANTS
         Section 5.1      Interim Operations of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 5.2      Access to Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.3      Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.4      No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.5      Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.6      Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.7      Approvals and Consents; Cooperation; Notification . . . . . . . . . . . . . . . . . . . . .  31
         Section 5.8      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.9      Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.10     Shareholder Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 5.11     Loan and Security Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                                        ARTICLE VI

                                                        CONDITIONS
         Section 6.1      Conditions to Each Party's Obligation to Effect the Merger  . . . . . . . . . . . . . . . .  33
         Section 6.2      Conditions to the Obligations of the Company to Effect the Merger . . . . . . . . . . . . .  33
         Section 6.3      Conditions to the Obligations of Parent and the Purchaser to Effect the Merger  . . . . . .  33





                                      (ii)

         Section 6.4      Exception . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                                       ARTICLE VII

                                                       TERMINATION
         Section 7.1      Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 7.2      Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                       ARTICLE VIII

                                                      MISCELLANEOUS
         Section 8.1      Amendment and Modification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.2      Nonsurvival of Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.3      Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 8.4      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.5      Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.6      Entire Agreement; Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.7      Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.8      Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.9      Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.10     Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.11     Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.12     Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.13     Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.14     Disclosure Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                                                         ANNEX A

                                                 CONDITIONS TO THE OFFER





                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of November 19, 1997 (this "Agreement"), by and among TEXAS INSTRUMENTS INCORPORATED, a Delaware corporation ("Parent"), DSL ACQUISITION CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Purchaser"), and AMATI COMMUNICATIONS CORPORATION, a Delaware corporation (the "Company").

         WHEREAS, the Boards of Directors of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent and the Purchaser upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                              THE OFFER AND MERGER

         Section 1.1 The Offer. (a) As promptly as practicable (but in no event later than five business days from the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer (the "Offer") to purchase for cash any and all of the issued and outstanding shares of Common Stock, par value $0.20 per share (referred to herein as either the "Shares" or "Company Common Stock"), of the Company at a price of $20.00 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"). The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided that, if the number of Shares that have been physically tendered and not withdrawn are more than 80% but less than 90% of the outstanding Shares determined on a fully diluted basis, the Purchaser may extend the Offer for up to five business days and thereafter on a day-to-day basis for up to an additional five business days from the date that all conditions to the Offer shall first have been satisfied or waived. The obligations of the Purchaser to accept for payment and to pay for any and all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which, together with any Shares beneficially owned by Parent or the Purchaser, represent at least a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or extend the expiration date of the Offer without the prior written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). Notwithstanding the foregoing, the Purchaser shall, and Parent agrees to cause the Purchaser to, extend the Offer from time to time until February 23, 1998 if, and to the extent that, at the initial expiration date of the Offer, or any extension thereof, all conditions to the Offer have not been satisfied or waived. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase, in each case without the consent of the Company.

                 (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") a Tender Offer Statement on
Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Each of Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-1 before it is filed with the SEC. In addition, Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments or other communications that Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

         Section 1.2      Company Actions.

                 (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors, at a meeting duly called and held, has (i) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 1.4), which approvals constitute approval of this Agreement, the Offer and the Merger for purposes of
Section 203 of the General Corporation Law of the State of Delaware (the "DGCL"), and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger, which recommendation shall not be withdrawn, modified or amended except as permitted by Section 5.4(b) hereof.

                 (b) The Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law and to the provisions of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.2(a) hereof. The Company will use its reasonable best efforts to cause the Schedule 14D-9 to be filed on the same date that the Schedule 14D-1 is filed; provided, however, that in any event the Schedule 14D-9 will be filed no later than ten business days following the commencement of the Offer. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser in writing for inclusion in the Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the initial Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel in writing with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

                 (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date (which shall in no event be more than ten days prior to the date hereof), and shall furnish the Purchaser with such additional information (including updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial shareholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.3      Directors.

                 (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the outstanding shares of Company Common Stock (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser, Parent and any of their affiliates (including Shares accepted for payment) bears to the total number of shares of Company Common Stock then outstanding. The Company shall, upon request of the Purchaser, on the date of such request, either increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected as either may be necessary to comply with the preceding sentence. Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.5 hereof), the Company shall retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Board of Directors. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

                 (b) From and after the time, if any, that Parent's designees constitute a majority of the Company's Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company's rights hereunder or other action by the Company in connection with the rights of the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Board of Directors of the Company.

         Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.5 hereof), the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") and shall continue to be organized under the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such Bylaws. The Merger shall have the effects set forth in the DGCL.

         Section 1.5 Effective Time. On the date of the Closing (as defined in Section 1.6 hereof) (or on such other date as the parties may agree), the parties shall file a certificate of merger or other appropriate document (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL, and shall make all other filings, recordings and publications required by the DGCL with respect to the Merger. The Merger shall become effective on the date specified in the Certificate of Merger (the time the Merger becomes effective is hereinafter referred to as the "Effective Time").

         Section 1.6 Closing. The closing of the Merger (the "Closing") will take place at 11:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, unless another date or place is agreed to in writing by the parties hereto.

         Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         Section 1.8      Stockholders' Meeting.

                 (a) If the Purchaser owns less than 90% of the Shares following the purchase of Shares by the Purchaser pursuant to the Offer, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                          (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                          (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement, obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and use its best efforts to obtain the necessary adoption of this Agreement by its stockholders; and

                          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by the Company's outside counsel, include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the adoption of this Agreement.

                 (b) Parent agrees that it will provide the Company with the information concerning Parent and the Purchaser required to be included in the Proxy Statement and will vote, or cause to be voted, all of the Shares then owned by Parent, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of this Agreement.

         Section 1.9 Merger Without Meeting of Stockholders. Notwithstanding Section 1.8 hereof, in the event that the Purchaser shall acquire at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

         Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock of the Purchaser (the "Purchaser Common Stock"):

                 (a) Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

                 (b) Any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

                 (c) Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.1(b) hereof and any Dissenting Shares (if applicable and as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest, or to perfect any rights of appraisal as a holder of Dissenting Shares (as hereinafter defined) that such holder may have pursuant to Section 262 of the DGCL.

         Section 2.2      Exchange of Certificates.

                 (a) Parent shall designate a bank or trust company, or an affiliate thereof, of nationally recognized standing to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment hereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

                 (b) As soon as reasonably practicable after the Effective Time but in no event more than three business days thereafter, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereto into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

                 (c) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

                 (d) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with the DGCL ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless and until such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon.

         Section 2.4      Company Option Plans.

                 (a) The options (the "Options") to purchase shares of Company Common Stock outstanding under the Company's 1981 Stock Option Plan, 1981 Supplemental Stock Option Plan, 1990 Stock Option Plan, Old Amati 1992 Stock Option Plan, 1990 Non-Employee Directors' Stock Option Plan and 1996 Stock Option Plan (the "Option Plans") shall, pursuant to the terms of such Option Plans, not automatically vest as a consequence of the transactions contemplated hereby nor shall the Board of Directors of the Company exercise any discretionary authority to vest such Options in connection with the transactions contemplated hereby; provided, that notwithstanding the foregoing, Options (the "Director Options") granted to non-employee directors of the Company pursuant to any of the Option Plans shall be treated in the manner contemplated by Section 2.4(d).

                 (b) The holders of outstanding Options (other than Director Options) that are vested as of the Effective Time shall be given the opportunity to make an irrevocable election, on a grant by grant basis to be effective immediately following the Effective Time, to receive in exchange for the cancellation of each such vested Option either:

                 (i) cash in the amount equal to the product of (A) the number of shares of Company Common Stock subject to such Option and (B) the excess of (1) the Merger Consideration over (2) the per share exercise price of such Option; or

                 (ii) a substitute option to purchase Parent common stock (a "Substitute Option") on the following terms:

                          (A) the Substitute Option will be exercisable for a number of shares of Parent common stock equal to (1) the number of shares of Company Common Stock subject to the Option multiplied by (2) the Option Ratio (as defined below), rounded down to the next whole number of shares;

                          (B) the exercise price for the Substitute Option shall equal the exercise price for the shares of Company Common Stock otherwise purchasable pursuant to such Option divided by the Option Ratio, rounded to the nearest hundredth of a cent; and

                          (C) shall otherwise be subject to substantially the same terms and conditions as applicable to the Option.

                          For purposes of this Section 2.4, "Option Ratio" shall mean the Offer Price divided by the average closing price per share of Parent common stock on the New York Stock Exchange for the five consecutive trading days ending immediately prior to the Closing Date.

                 (c) The holders of outstanding Options (other than Director Options) that are not vested as of the Effective Time shall, at the Effective Time, receive in substitution and cancellation for each such nonvested Option a Substitute Option, which Substitute Option shall be subject to the same vesting schedule as applicable to the Option.

                 (d) Each of the outstanding Director Options granted pursuant to (i) the 1990 Non-Employee Directors Stock Option Plan shall, in accordance with the terms thereof, be vested immediately prior to the Effective Time and (ii) any other Option Plan shall, in accordance with the discretionary authority granted to the Board of Directors of the Company under the applicable Option Plan, be vested immediately prior to the Effective Time by action of the Board of Directors of the Company. Each outstanding Director Option shall, at the Effective Time, be converted into the right to receive in cash an amount equal to the product of (i) the number of shares of Company Common Stock subject to such Director Option and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Director Option.

                 (e) As soon as practicable after the Effective Time and in no event more than three (3) business days thereafter, to the extent necessary to provide for registration of shares of Parent common stock subject to such Substitute Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent common stock and shall use its reasonable best efforts to maintain such registration statement, including the current status of any related prospectus or prospectuses, for so long as the Substitute Options remain outstanding.

         Section 2.5 Company Warrants. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each unexpired and unexercised warrant ("Warrant") to purchase shares of Company Common Stock shall be converted into the right to receive an amount in cash equal to the product of (a) the number of shares of Company Common Stock subject to such Warrant and (b) the excess of the (i) Merger Consideration over
(ii) the per share exercise price of such Warrant, upon surrender of the certificate formerly representing such Warrant; provided, that any Warrant as to which the per share exercise price is equal to or greater than the Merger Consideration shall be cancelled and terminated as of the Effective Time without payment of any consideration therefor.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Parent and Purchaser in a letter delivered to it at or prior to the execution hereof (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Purchaser as follows:

         Section 3.1 Organization; Subsidiaries. (a) Each of the Company and its Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where failure to be in good standing would not have a Company Material Adverse Effect (as hereinafter defined). Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation, partnership or other entity or organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding such partnerships where such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. As used in this Agreement, "Company Material Adverse Effect" means any change in or effect on the business of the Company and its Subsidiaries that is materially adverse to the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole except for any events, changes or effects substantially resulting from (i) any material and adverse change in the financial markets;
(ii) any political, economic or financial conditions affecting the industry or business generally; or (iii) the announcement of the transactions contemplated by this Agreement. Section 3.1 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company's Subsidiaries and their respective jurisdictions of incorporation or organization. Except as set forth in Section 3.1 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary holds any interest in a partnership or joint venture of any kind.

                 (b) The Company has heretofore delivered to Parent a complete and correct copy of each of its Certificate of Incorporation and By-Laws, as currently in effect, and has heretofore made available to Parent a complete and correct copy of the charter and by-laws of each of its Subsidiaries, as currently in effect. In all material respects, the minute books of the Company and the Company Subsidiaries through November 1, 1997 contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, the Boards of Directors and all committees of the Boards of Directors of the Company and the Company Subsidiaries since July 30, 1995. Complete and accurate copies of all such minute books (except for the portions relating to deliberations regarding the Merger or the proposed acquisition of the Company by Westell Technologies, Inc. ("Westell"), which were redacted, or otherwise redacted on the basis of statutory or common law privilege), and of the stock register of the Company and each Company Subsidiary have been made available by the Company to Parent.

         Section 3.2 Capitalization. (a) As of the date hereof, the authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 5,000 shares of preferred stock, par value $100.00 per share (the "Company Preferred Stock"). As of October 31, 1997, (i) 19,768,978 shares of Company Common Stock were issued and outstanding, (ii) 4,885,599 shares of Company Common Stock were reserved for issuance upon exercise of Options granted pursuant to the Option Plans, (iii) 630,476 shares of the Company Common Stock were reserved for issuance upon exercise of the Warrants,
(iv) no shares of Company Common Stock were issued and held in the treasury of the Company and (v) there were no shares of Company Preferred Stock issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. Since October 31, 1997, no additional shares of capital stock or securities convertible into or exchangeable for such capital stock, have been issued other than any shares of Company Common Stock issued upon exercise of the Warrants or Options granted under the Option Plans, and no shares of Company Preferred Stock have been issued. Section 3.2 of the Company Disclosure Letter identifies (i) the holders of each of the Options, (ii) the number of Options vested for each holder, (iii) the Option Plan under which each Option was issued, and (iv) the exercise price of each of the Options.
All shares of Company Common Stock subject to issuance as aforesaid, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.
Except as provided in Section 2.4(d), no vesting of the Options or the Warrants shall accelerate by virtue of the transactions contemplated by this Agreement and the Board of Directors of the

Company has not accelerated any of the Options or Warrants. None of the Options are "incentive stock options" within the meaning of Section 422 of the Code. Except for shares of Company Common Stock issuable upon exercise of the Options or the Warrants described in Section 3.2 of the Company Disclosure Letter or as otherwise set forth in Section 3.2 of the Company Disclosure Letter, there are no (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, (ii) outstanding contractual obligations or commitments of any character of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock of the Company or any Company Subsidiary,
(iii) outstanding contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any capital stock of the Company or any Company Subsidiary, (iv) outstanding contractual obligations or commitments of any character granting any preemptive or antidilutive right with respect to, any capital stock of the Company or any Company Subsidiary or (v) voting trusts or similar agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary. Except as set forth in
Section 3.3 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person, other than guarantees by the Company of any indebtedness of any Company Subsidiary.

                 (b) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as disclosed in Section 3.2(b) of the Company Disclosure Letter, all of the outstanding shares of capital stock of each of Company Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except where failure to own such shares free and clear would not, individually or in the aggregate, have a Company Material Adverse Effect.

         Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for those actions contemplated by Section 1.2(a) hereof and obtaining the approval of its stockholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, subject to approval and adoption of this Agreement by the Company's stockholders (and assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 3.4 Consents and Approvals; No Violations. Except as disclosed in Section 3.4 of the Company Disclosure Letter and except for (a) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) applicable requirements under the Exchange Act,
(c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, or (e) matters specifically described in this Agreement, neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Certificate of Incorporation or By-Laws of the Company or the charter or by-laws of any of its Subsidiaries, (ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Agreements"), (iii) violate any order, writ, judgment, injunction or decree applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) violate any law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, or (v) require on the part of the Company or any of its Subsidiaries any filing or registration with, notification to, or authorization, consent or approval of, any court, legislative, executive or regulatory authority or agency (a "Governmental Entity"); except in the case of clauses (ii), (iv) or (v) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not have a Company Material Adverse Effect or would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

         Section 3.5 SEC Reports and Financial Statements. The Company has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), since July 30, 1995 (as such documents have been amended since the date of their filing, collectively, the "Company SEC Documents"). The Company SEC Documents (a) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the historical consolidated balance sheets (including the related notes) included in the Company SEC Documents fairly presents in all material respects the financial position of the Company and its consolidated Subsidiaries as of the date thereof, and the other related historical statements (including the related notes) included in the Company SEC Documents fairly present in all material respects the results of operations and cash flows of the Company and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the historical consolidated balance sheets and historical statements of operations and cash flow (including the related notes) included in the Company SEC Documents has been prepared in all material respects in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited interim financial statements, subject to normal year-end adjustments and except as permitted by Form 10-Q of the SEC. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 3.6 No Undisclosed Liabilities. Except (a) for liabilities and obligations incurred in the ordinary course of business consistent with past practices since August 2, 1997, (b) for liabilities and obligations disclosed in the Company SEC Documents filed prior to the date hereof, (c) for liabilities and obligations incurred in connection with the Offer and the Merger or otherwise as contemplated by this Agreement and (d) as disclosed in Section 3.6 of the Company Disclosure Letter, since August 2, 1997, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with GAAP as applied in preparing the consolidated balance sheet of the Company and its consolidated Subsidiaries as of August 2, 1997.

         Section 3.7 Absence of Certain Changes. Except as (a) disclosed in the Company SEC Documents filed prior to the date hereof, (b) disclosed in
Section 3.7 of the Company Disclosure Letter, (c) contemplated by this Agreement or (d) occurring pursuant to the express terms of that certain Agreement and Plan of Merger dated as of September 30, 1997, among Westell, Kappa Acquisition Corp., a Delaware corporation, and the Company, since August 2, 1997, the Company has conducted its business in the ordinary and usual course and there has not been:

                 (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had or would have a Company Material Adverse Effect;

                 (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or such Subsidiary;

                 (iii) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

                 (iv) any acquisition, sale or transfer of any material assets of the Company or any of its Subsidiaries;

                 (v) any material contract entered into by the Company or any of its Subsidiaries or any material amendment or termination of, or default under, any Material Agreement;

                 (vi) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries of the Company made in the ordinary course of business and payroll, travel and similar advances made in the ordinary course of business;

                 (vii) any change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as required by GAAP; or

                 (viii) any entering into of any severance, termination pay, employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, increase in benefits payable under any existing severance or termination pay policies or employment agreements or increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any of its Subsidiaries, other than in the ordinary course of business.

         Section 3.8 Contracts. Except as disclosed in or attached as exhibits to the Company SEC Documents or as disclosed in Section 3.8 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) as of the date hereof, which requires expenditures in excess of $1,000,000 or which requires annual expenditures in excess of $500,000 and is not cancelable within one year by the Company, that has not been filed or incorporated by reference in the Company SEC Documents, (ii) which contains any material non-compete provisions with respect to any line of business or geographic area in which business is conducted with respect to the Company or any of the Company

Subsidiaries or which restricts the conduct of any line of business by the Company or any of the Company Subsidiaries or any geographic area in which the Company or any of the Company Subsidiaries may conduct business, in each case in any material respect, (iii) which are terminable by the other party thereto which if so terminated would result in a Company Material Adverse Effect, or
(iv) which would prohibit or materially delay the consummation of the transactions contemplated by this Agreement. The Company has previously made available to Parent true and correct copies of all such agreements and of all employment and deferred compensation agreements with directors, officers and employees, and material agreements with consultants, which are in writing and to which the Company or any of the Company Subsidiaries is a party. Each Material Agreement is valid and binding on the Company or any of the Company Subsidiaries, as applicable, and in full force and effect, and the Company and each of the Company Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Agreement, except where such noncompliance, individually or in the aggregate, would not have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Agreement or any other loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect. Set forth in
Section 3.8 of the Company Disclosure Letter is a description, including amounts as of the date hereof, of all indebtedness of the Company and the Company Subsidiaries other than trade payables and accruals. Section 3.8 of the Company Disclosure Letter sets forth a list of each contract, agreement or other instrument or obligation between the Company or any of its affiliates, on the one hand, and Westell or any of its affiliates, on the other hand. Section
3.8 of the Company Disclosure Letter also sets forth a summary of all DMT licenses in which the Company is a licensee identifying (i) the parties, (ii) the royalties and basis thereof receivable by the Company as a licensor, (iii) the royalties and basis thereof payable by the Company to third parties in respect of any sales by the licensee, (iv) whether for each license, on a current basis, the amounts receivable by the Company under (ii) above exceed the amounts payable by the Company under subsection (iii) above and (v) amounts which would be owing to licensors with respect to a sale by the Company of products incorporating licensed products purchased from sublicensees.

         Section 3.9      Employee Benefit Plans; ERISA.

                 (a)      Section 3.9(a) of the Company Disclosure Letter lists
(i) all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all stock option, stock award, stock purchase or other equity-based compensation, bonus or other incentive compensation, severance, tuition assistance, salary continuation, and vacation plans, policies or agreements, written or unwritten, under which the Company or any of its Subsidiaries has any obligation or liability (collectively, "Benefit Plans") and (ii) all employment and consulting agreements with current or former officers, employers, consultants, advisors or directors of the Company or any of its Subsidiaries (collectively, "Benefit Arrangements").

                 (b) With respect to each Benefit Plan and Benefit Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Purchaser: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of material modifications;
(iii) the most recent Form 5500 (including schedules); (iv) the most recent IRS determination letter; and (v) the most recent actuarial reports (including for purposes of Financial Accounting Standards Board report nos. 87, 106 and 112).

                 (c) Except as set forth in Section 3.9(c) of the Company Disclosure Letter, with respect to each Benefit Plan: (i) if intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, such plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under section 501(a) of the Code and nothing has occurred to the knowledge of the Company since the date of such determination that could adversely affect such qualification or exempt status; (ii) such plan has been administered in accordance with its terms and applicable law, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect; (iii) no disputes are pending, or, to the knowledge of the Company, threatened that, individually or in the aggregate, would have a Company Material Adverse Effect; and (iv) all contributions required to be made to such plan as of the date hereof (taking into account any extensions for the making of such contributions) have been made in full.

                 (d)       No Benefit Plan is subject to Title IV of ERISA or
section 412 of the Code.  None of the Benefit Plans is a plan described in
Section 3(37), 4063 or 4064 of ERISA.

                 (e) Except as set forth in Section 3.9(e) of the Company Disclosure Letter, no liability relating to any Benefit Plan has been or is expected to be incurred by the Company or any Subsidiary of the Company (either directly or indirectly, including as a result of an indemnification obligation) under or pursuant to Part 4 of Title I of ERISA or Title IV of ERISA or the penalty or the excise tax provisions of the Code, which would have a Company Material Adverse Effect.

                 (f) Except as set forth in Section 3.9(f) of the Company Disclosure Letter, no employee or former employee of the Company or any of its Subsidiaries will become entitled to any bonus, retirement, severance, job security or similar or enhanced benefit (including acceleration of vesting, time of payment, or exercise of a stock option or an incentive award) as a result of the transactions contemplated hereby.

         Section 3.10 Litigation. Except as disclosed in Section 3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Documents filed prior to the date hereof, there is no action, suit, proceeding, audit or investigation pending or, to the best knowledge of the Company, action, suit, proceeding, audit or investigation threatened, involving the Company or any of its Subsidiaries, by or before any court, governmental or regulatory authority or by any third party that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement or that, if adversely determined, would have a Company Material Adverse Effect. Except as disclosed in Section
3.10 of the Company Disclosure Letter or as disclosed in the Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which has had or, insofar as can be reasonably foreseen, individually or in the aggregate, would have a Company Material Adverse Effect.

         Section 3.11 Permits; No Default; Compliance with Applicable Laws. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses substantially in the manner described in the Company SEC Documents and as it is now being conducted (the "Company Permit"), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (a) have a Company Material Adverse Effect nor (b) materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would neither, individually or in the aggregate, (x) have a Company Material Adverse Effect nor (y) materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement. The business of the Company and each of its Subsidiaries is not in default or violation of any term, condition or provision of (i) its respective certificate of incorporation or by-laws, (ii) any Material Agreement or (iii) any statute, law, rule, regulation, judgment, decree, order, permit, license or other governmental authorization or approval (including any Company Permit) applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or affected, including, laws, rules and regulations relating to the environment, occupational health and safety, employee benefits, wages, workplace safety, equal employment opportunity and race, religious or sex discrimination, excluding from clauses (ii) and (iii) defaults or violations which would not have a Company Material Adverse Effect.

         Section 3.12 Taxes. Except as disclosed in Section 3.12 of the Company Disclosure Letter:

                 (a) All material Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been filed. The Company and each of its

Subsidiaries has paid (or there has been paid on its behalf) all material Taxes that are due, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company's financial statements (as of the date thereof).

                 (b) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to the collection or assessment of material Taxes due from the Company or any of its Subsidiaries for any taxable period. No audit or other proceeding by any court, governmental or regulatory authority, or similar person is pending or, to the knowledge of the Company, threatened in regard to any material Taxes due from or with respect to the Company or any of the Subsidiaries. Neither the Company nor any Subsidiary of the Company has received written notice that any assessment of material Taxes is proposed against the Company or any of its Subsidiaries.

                 (c) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

                 (d) There are no Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due and except for liens which have not had and are not reasonably likely to have a Company Material Adverse Effect.

                 (e) Neither the Company nor any of its Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change has had or is reasonably likely to have a Company Material Adverse Effect.

                 (f) Except as set forth in the financial statements described in Section 3.5, neither the Company nor any of its Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would be reasonably likely to have a Company Material Adverse Effect. No compensation paid or payable by the Company is subject to Section 162(m) of the Code.

                 (g) The term "Taxes" shall mean all taxes, charges, fees, levies, or other similar assessments or liabilities imposed by the United States of America, or by any state, local, or foreign government, or any subdivision, agency, or other similar person of the United States or any such government, including without limitation (i) income, gross receipts, ad valorem, premium, excise, real property, personal property, sales, use, transfer, withholding, employment, payroll, and franchise taxes; and (ii) any interest, penalties or additions to taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. The term "Tax Returns" shall mean any report, return, or statement required to be supplied to a taxing authority in connection with Taxes.

         Section 3.13 Certain Property. The Company and its Subsidiaries, as the case may be, have good and marketable title in fee simple to all of their respective real property and good title to all of their respective leasehold interests and other properties, as reflected in the most recent balance sheet included in the Company SEC Documents, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the Company's business operations (in the manner presently carried on by the Company) or (iii) as disclosed in the Company SEC Documents, and except for such matters, which individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All leases under which the Company leases any real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default which could reasonably be expected to have a Company Material Adverse Effect. Section 3.13 of the Company Disclosure Letter sets forth all liens and security interests granted by the Company or any of the Company Subsidiaries to third parties.

         Section 3.14     Intellectual Property.

                 (a) The Company has previously given to Parent detailed information (including, where applicable, federal registration numbers and dates of registrations or applications for registration) concerning the following: (i) all of the Company's and the Company Subsidiaries' trademarks, trademark rights, service marks, trade names, and other trade rights, indicating which are registered and which are not, including all pending applications for any registrations thereof, and all patents, patent rights and copyrights used or proposed to be used by the Company in its business and all pending applications therefore; (ii) all computer software presently used by the Company which has been purchased or licensed from outside parties with a purchase price or license fee in excess of $5,000; and (iii) all other trade secrets, mailing lists, know-how, designs, plans, specifications and other intellectual property rights of the Company (whether or not registered or registrable) (collectively, "Intellectual Property"). Section 3.14 of the Company Disclosure Letter identifies (i) each patent or registration which has been issued (and which has not expired or lapsed) to the Company or any of the Company

Subsidiaries with respect to any Intellectual Property, (ii) each pending patent application or application for registration which the Company or any of the Company Subsidiaries has made with respect to any Intellectual Property, and (iii) any Intellectual Property that any third party owns and that the Company or any of the Company Subsidiaries use or propose to use in its business (including any marketing rights granted to the Company or any of the Company Subsidiaries under patents owned or licensed by third parties). Except as set forth in Section 3.14 of the Company Disclosure Letter, (i) the Company or one of the Company Subsidiaries solely owns or is in sole and exclusive possession of adequate licenses or other legal rights to use all Intellectual Property now used or held for use in connection with the business as currently conducted or as contemplated to be conducted and (ii) neither the Company nor any of the Company Subsidiaries has disclosed any of the Intellectual Property other than in a manner reasonably necessary for the operation of their business. None of the Company or any of the Company Subsidiaries have granted any licenses of or other rights to use any of the Intellectual Property to any third party. The Intellectual Property comprises all of the intellectual property rights that are in the aggregate necessary in any material respect for the operation of its business as it is presently conducted.

                 (b) To the Company's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of the Company or any of its Subsidiaries, or any Intellectual Property right of any third party to the extent licensed by or through the Company or any of its Subsidiaries, by any third party, including any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property.

                 (c) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Intellectual Property.

                 (d) All patents, registered trademarks, service marks and copyrights held by the Company are valid and subsisting. The Company (i) has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of its products infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has not brought any action, suit or proceeding for infringement of Intellectual Property or breach of any license or agreement involving Intellectual Property against any third party.

                 (e) The Company has secured valid written assignments from all consultants and employees who contributed to the creation or development of Intellectual Property of the rights to such contributions that the Company does not already own by operation of law.

                 (f) The Company has taken all necessary and appropriate steps to protect and preserve the confidentiality of all Intellectual Property not otherwise protected by patents, patent applications or copyright ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by the Company by or to a third party has been pursuant to the terms of a written agreement between the Company and such third party. All use, disclosure or appropriation of Confidential Information not owned by the Company has been pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

         Section 3.15     Environmental Matters.  Except as disclosed in
Section 3.15 of the Company Disclosure Letter or as disclosed in the Company SEC Documents:

                 (a) no notice, request for information, order, complaint or penalty has been received relating to, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the knowledge of the Company, threatened which allege a violation of, any law, regulation, rule or governmental restriction relating to the environment or to pollutants, contaminants or wastes, in each case relating to the current or prior business of the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Company Material Adverse Effect; and

                 (b) there has been no environmental assessment, investigation or audit conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries which has not been made available to the Parent.

         Section 3.16     Employee and Labor Matters.  Except as set forth in
Section 3.16 of the Company Disclosure Letter and except to the extent that the failure of any of the following representations to be accurate would not have a Company Material Adverse Effect: (i) since January 1, 1996 there has been no labor strike or work stoppage against, or lockout by, the Company or any of its Subsidiaries, (ii) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending before, or, to the knowledge of the Company or any of its Subsidiaries, threatened by, the National Labor Relations Board, and (iii) there is no pending or, to the knowledge of the Company or any of its Subsidiaries, threatened union grievance against the Company or any of its Subsidiaries.

         Section 3.17 Information in Offer Documents. None of the information supplied or to be supplied by the Company or any of its or agents for inclusion or incorporation by reference in the Offer Documents or the
Schedule 14D-9, including any amendments or supplements thereto, will at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's shareholders, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to the information that has been or will be supplied by Parent or the Purchaser or their officers, directors, employees, representatives Subsidiaries, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Schedule 14D-9 and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.18 Brokers or Finders. The Company represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except Deutsche Morgan Grenfell ("DMG"), the fees and expenses of which will be paid by the Company in accordance with the Company's agreement with such firm, a true and complete copy of which has heretofore been furnished to Parent. The Company has no obligations or commitments to any investment banker or financial advisor in connection with any future transactions that may be considered or entered into by the Company after the Effective Time.

         Section 3.19 Insurance. The Company maintains insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance).

         Section 3.20 Opinion of Financial Advisor. The Company has received the opinion of DMG to the effect that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger is fair from a financial point of view.


                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND THE PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent and each of its Subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a material adverse effect on the consummation of the transactions contemplated hereby.

         Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be and (assuming due and valid authorization, execution and delivery hereof by the Company) is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         Section 4.3      Consents and Approvals; No Violations.  Except for
(a) filings pursuant to the HSR Act, (b) applicable requirements under the Exchange Act, (c) the filing of the Certificate of Merger, (d) applicable requirements under "takeover" or "blue sky" laws of various states, or (e) as described in this Agreement, neither the execution, delivery or performance of this Agreement by Parent and the Purchaser nor the consummation by Parent and the Purchaser of the transactions contemplated hereby will (i) violate any provision of the charter or by-laws or other comparable constituent documents of Parent or the Purchaser, (ii) result in a violation or breach of, or result in any loss of benefit or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or modification) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, judgment, injunction or decree applicable to Parent, any of its Subsidiaries or any of their properties or assets, (iv) violate any law, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, or (v) require on the part of Parent or the Purchaser any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii), (iv) or (v) for such violations, breaches or defaults which, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, would not materially adversely affect the ability of Parent and the Purchaser to consummate the transactions contemplated by this Agreement.

         Section 4.4 SEC Reports and Financial Statements. Parent has filed all reports required to be filed by it with the SEC pursuant to the Exchange Act and the Securities Act since July 30, 1995 (as such documents have been amended since the date of their filing, collectively, the "Parent SEC Documents"). The Parent SEC Documents (a) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) as of their respective filing dates, or if amended, as of the date of the last such amendment, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the historical consolidated balance sheets (including the related notes) included in the Parent SEC Documents fairly presents in all material respects the financial position of the Parent and its consolidated Subsidiaries as of the date thereof, and the other related historical statements (including the related notes) included in the Parent SEC Documents fairly present in all material respects the results of operations and cash flows of Parent and its consolidated Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the historical consolidated balance sheets and historical statements of operations and cash flow (including the related notes) included in the Parent SEC Documents has been prepared in all material respects in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and, in the case of unaudited interim financial statements, subject to normal year-end adjustments and except as permitted by Form 10-Q of the SEC. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 4.5      Information in Offer Documents; Proxy Statement.
None of the information supplied or to be supplied by Parent or the Purchaser, or any of their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9 or the Proxy Statement, including any amendments or supplements thereto, will, in the case of the Offer Documents and the Schedule 14D-9, at the respective times the Offer Documents and the Schedule 14D-9 are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, Parent and the Purchaser do not make any representation or warranty with respect to the information that has been supplied by the Company or any of its Subsidiaries or their officers, directors, employees, representatives or agents for inclusion or incorporation by reference in any of the foregoing documents. The Offer Documents and the Proxy Statement and any amendments or supplements thereto will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

         Section 4.6 Sufficient Funds. Either Parent or the Purchaser has sufficient funds available to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         Section 4.7 Share Ownership. None of Parent, the Purchaser or any of their respective affiliates beneficially owns any Shares.

         Section 4.8 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.


                                   ARTICLE V

                                   COVENANTS

         Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as contemplated by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter or (iii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3:

                 (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable best efforts to preserve in all material respects its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

                 (b) each of the Company and its Subsidiaries will not, directly or indirectly, (i) amend its Certificate of Incorporation or By-laws or similar organizational documents or (ii) split, combine or reclassify its outstanding capital stock;

                 (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution (whether payable in cash, stock or property) with respect to its capital stock (other than dividends from any Subsidiary of the Company to the Company or any other Subsidiary of the Company); (ii) issue or sell any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than issuances pursuant to the exercise of Options outstanding on the date hereof; (iii) sell, lease, license or dispose of any assets or properties, other than in the ordinary course of business; (iv) incur or modify any material debt, other than in the ordinary course of business consistent with past practice; (v) license or sublicense any asset or property of the Company or any Company Subsidiary except in the ordinary course of business consistent with past practice on a basis that results in a positive current royalty net of any royalties due by the Company or any Company Subsidiary on account of sales by the licensee or sublicensee; or

(vi) redeem, purchase or otherwise acquire, directly or indirectly, any of its or its Subsidiaries' capital stock;

                 (d) neither the Company nor any of its Subsidiaries shall, except as may be required or contemplated by this Agreement or by applicable law, (i) enter into, adopt, materially amend or terminate any employee benefit plans, (ii) amend any employment or severance agreement, (iii) increase in any manner the compensation or other benefits of its officers or directors or (iv) increase in any manner the compensation of any other employees (except, in the case of this clause (iv), for normal increases in the ordinary course of business);

                 (e) neither the Company nor any of its Subsidiaries shall: (i) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other person (other than Subsidiaries of the Company), except pursuant to contractual indemnification agreements entered into in the ordinary course of business; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than to Subsidiaries of the Company and payroll, travel and similar advances made in the ordinary course of business); or (iii) make capital expenditures other than pursuant to the Company's current capital expenditure budget, a copy of which has been provided to Parent;

                 (f) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP or applicable law;

                 (g) the Company will not settle or compromise any claim (including arbitration) or litigation involving payments by the Company in excess of $250,000 individually which are not subject to insurance reimbursement without the prior written consent of Parent, which consent will not be unreasonably withheld;

                 (h) the Company will not amend, modify or terminate in any material respect any Material Agreement or enter into any new agreement material to the business of the Company without the prior written consent of Parent, which consent shall not be unreasonably withheld; and

                 (i) neither the Company nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

         Section 5.2 Access to Information. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Closing Date, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or regulatory boards or agencies and
(b) all other information concerning its business, properties and personnel as Parent may reasonably request. Unless otherwise required by law and until the Closing Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement between the Company and Parent, dated as of July 22, 1997 (the "Confidentiality Agreement").

         Section 5.3      Employee Benefits.

                 (a) Parent and the Purchaser agree that the Surviving Corporation and its Subsidiaries and successors shall provide those persons who, immediately prior to the Effective Time, were employees of the Company or its Subsidiaries ("Retained Employees") with employee plans and programs that provide benefits that are no less favorable in the aggregate to those provided to such Retained Employees immediately prior to the date hereof. With respect to such employee plans and programs provided by the Surviving Corporation and its Subsidiaries and successors, service accrued by such Retained Employees during employment with the Company and its Subsidiaries prior to the Effective Time shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits.

                 (b) Parent and the Purchaser agree to honor, and cause the Surviving Corporation to honor, without modification, all employment and severance agreements and arrangements, as amended through the date hereof, with respect to employees and former employees of the Company that are listed in
Section 3.8 of the Company Disclosure Letter (collectively, the "Severance Agreements").

                 (c) After the date hereof and prior to the Effective Time, Parent and the Company shall reasonably cooperate to develop and adopt an employee retention plan for key employees of the Company, which shall be subject to Parent approval.

         Section 5.4 No Solicitation. (a) The Company and its Subsidiaries will not, and will use their best efforts to cause their respective officers, directors, employees and investment bankers, attorneys or other agents retained by or acting on behalf of the Company or any of its Subsidiaries not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in Section 5.4(c) hereof), (ii) engage in negotiations or discussions (other than to advise as to the existence of the restrictions set forth in this Section 5.4) with, or furnish any information or data to, any third party relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve any Acquisition Proposal. Notwithstanding anything to the contrary contained in this Section 5.4 or in any other provision of this Agreement, the Company and its Board of Directors (i) may participate in discussions or negotiations (including, as a part thereof, making any counterproposal) with or furnish information to any third party making an unsolicited Acquisition Proposal (a "Potential Acquiror") or approve an unsolicited Acquisition Proposal if the Company's Board of Directors is advised by its financial advisor that such Potential Acquiror has the financial wherewithal to be reasonably capable of consummating such an Acquisition Proposal, and the Board determines in good faith (A) after receiving advice from its financial advisor, that such third party has submitted to the Company an Acquisition Proposal which is a Superior Proposal (as defined in Section 5.4(d) hereof), and (B) based upon advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information or approve an Acquisition Proposal would violate the Board's fiduciary duties under applicable law. The Company agrees that any non-public information furnished to a Potential Acquiror will be pursuant to a confidentiality agreement containing confidentiality and standstill provisions substantially similar to the confidentiality and standstill provisions of the Confidentiality Agreement. In the event that the Company shall determine to provide any information as described above, or shall receive any Acquisition Proposal, it shall promptly inform Parent in writing as to the fact that information is to be provided and shall furnish to Parent the identity of the recipient of such information and/or the Potential Acquiror and the terms of such Acquisition Proposal, except to the extent that the Board determines in good faith, based upon advice of its outside legal counsel, that any such action described in this sentence would violate such Board's fiduciary duties under, or otherwise violate, applicable law. The Company will inform Parent of any material amendment to the essential terms of any such Acquisition Proposal except to the extent that the Board determines in good faith, based upon advice of outside legal counsel, that any such action would violate such Board's fiduciary duties under, or otherwise violate, applicable law.

                 (b) The Board of Directors of the Company shall not (i) withdraw or modify or propose to withdraw or modify, in any manner adverse to Parent, the approval or recommendation of such Board of Directors of this Agreement, the Offer or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal unless, in each case, the Board determines in good faith (A) after receiving advice from its financial advisor, that such Acquisition Proposal is a Superior Proposal and (B) based upon advice of outside legal counsel, that the failure to take such action would violate the Board's fiduciary duties under applicable law.

                 (c) For purposes of this Agreement, "Acquisition Proposal" shall mean any bona fide proposal, whether in writing or otherwise, made by a third party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of all or a material portion of the assets of, or any material equity interest in, the Company or its material Subsidiaries pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction involving the Company or its material Subsidiaries including any single or multi-step transaction or series of related transactions which is structured to permit such third party to acquire beneficial ownership of any material portion of the assets of, or any material portion of the equity interest in, the Company or its material Subsidiaries (other than the transactions contemplated by this Agreement).

                 (d) The term "Superior Proposal" means any bona fide proposal to acquire, directly or indirectly, for consideration consisting of cash and/or securities, more than a majority of the Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which the Board of Directors of the Company determines in good faith to be more favorable to the Company and its stockholders than the Offer and the Merger (based on advice of the Company's financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Offer and the Merger), for which financing, to the extent required, is then committed or which, in the good faith reasonable judgment of the Board of Directors, after receiving advice from its financial advisor, is reasonably capable of being financed by such third party.

         Section 5.5 Publicity. The initial press releases with respect to the execution of this Agreement shall be acceptable to Parent and the Company and shall be in the form of Annex B hereto. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or national securities quotation system.

         Section 5.6 Indemnification. The Company shall, and from and after the consummation of the Offer, Parent and the Surviving Corporation shall jointly and severally, indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries (the "Indemnified Parties") from and against all losses, expenses, claims, damages or liabilities arising out of the transactions contemplated by this Agreement to the fullest extent permitted or required under applicable law. All rights to indemnification existing in favor of the directors and officers of the Company as provided in the Company's Certificate of Incorporation or By-laws, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years after the consummation of the Offer in any manner that would adversely affect the rights of the individuals who at or prior to the consummation of the Offer were directors or officers of the Company with respect to occurrences at or prior to the consummation of the Offer and Parent shall cause the Surviving Corporation to honor all such rights to indemnification.

         Section 5.7      Approvals and Consents; Cooperation; Notification.
(a) The parties hereto shall use their respective reasonable best efforts, and cooperate with each other, to (i) determine as promptly as practicable all governmental and third party authorizations, approvals, consents or waivers, including, pursuant to the HSR Act, advisable (in Parent's and Purchaser's discretion) or required in order to consummate the transactions contemplated by this Agreement, including, the Offer and the Merger and (ii) obtain such authorizations, approvals, consents or waivers as promptly as practicable.

                 (b) The Company, Parent and the Purchaser shall take all actions necessary to file as soon as practicable all notifications, filings and other documents required to obtain all governmental authorizations, approvals, consents or waivers, including, under the HSR Act, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission, the Antitrust Division of the Department of Justice and any other Governmental Entity for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any Governmental Entity in connection therewith.

                 (c) The Company shall give prompt notice to Parent of (i) the occurrence of any event, condition or development material to the Company and its Subsidiaries, taken as a whole, and (ii) any notice from any Person claiming its consent is required in connection with the transactions contemplated by this Agreement. Each of the Company and Parent shall give prompt notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would cause any condition to the consummation of the Offer or the Merger not to be satisfied.

         Section 5.8 Further Assurances. Each of the parties hereto agrees to use its respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, the Offer and the Merger.

         Section 5.9 Taxes. With respect to any Taxes, the Company shall not (i) make any material tax election or (ii) settle or compromise any material income tax liability (whether with respect to amount or timing), in each case without the prior written consent of Parent which consent shall not be unreasonably withheld.

         Section 5.10 Shareholder Litigation. The Company and Parent agree that in connection with any litigation which may be brought against the Company or its directors relating to the transactions contemplated hereby, the Company will keep Parent, and any counsel which Parent may retain at its own expense, informed of the course of such litigation, to the extent Parent is not otherwise a party thereto, and the Company agrees that it will consult with Parent prior to entering into any settlement or compromise of any such shareholder litigation; provided, that, no such settlement or compromise will be entered into without Parent's prior written consent, which consent shall not be unreasonably withheld.

         Section 5.11 Loan and Security Agreement. Concurrently with the execution and delivery of this Agreement, the Company and Parent shall execute and deliver the Loan and Security Agreement in the form of Annex C attached hereto.

                                   ARTICLE VI

                                   CONDITIONS

         Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) this Agreement shall have been adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Certificate of Incorporation (provided that Parent shall comply with its obligations in respect of the voting of Shares set forth in
Section 1.8(b));

                 (b) any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                 (c) no statute, rule, regulation, order, decree or injunction shall have been enacted, promulgated or issued by any Governmental Entity or court which prohibits the consummation of the Merger; and

                 (d) Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

         Section 6.2 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) the representations and warranties of Parent and the Purchaser shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

                 (b) each of Parent and the Purchaser shall have performed in all material respects all of the respective obligations hereunder required to be performed by Parent or the Purchaser, as the case may be, at or prior to the Effective Time.

         Section 6.3 Conditions to the Obligations of Parent and the Purchaser to Effect the Merger. The obligations of Parent and the Purchaser to effect the Merger shall be further subject to the satisfaction at or prior to the Effective Time of the following conditions:

                 (a) the representations and warranties of the Company shall be true and accurate in all material respects as of the Effective Time as if made at and as of such time

(except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period); and

                 (b) the Company shall have performed in all material respects all of the respective obligations hereunder required to be performed by the Company, at or prior to the Effective Time.

         Section 6.4 Exception. The conditions set forth in Section 6.2 and 6.3 hereof shall cease to be conditions to the obligations of the parties if the Purchaser shall have accepted for payment and paid for Shares validly tendered pursuant to the Offer.


                                  ARTICLE VII

                                  TERMINATION

         Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                 (a) By the mutual consent of Parent, the Purchaser and the Company.

                 (b) By either of the Company, on the one hand, or Parent and the Purchaser, on the other hand:

                          (i) if shares of Company Common Stock shall not have been purchased pursuant to the Offer on or prior to February 23, 1998, which date may be extended by Parent, in its sole discretion, for up to an additional 30 days; provided further, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date; or

                          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or prohibiting Parent to acquire or hold or exercise rights of ownership of the Shares, and such order, decree, ruling or other action shall have become final and non-appealable.

                 (c)      By the Company:

                          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, either (A) a third party shall have made an Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, is a Superior Proposal and the Company shall have concurrently executed a definitive agreement with such third party in respect of such Superior Proposal, or (B) the Board of Directors of the Company shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors of the Company resolves to do any of the foregoing); or

                          (ii) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired, without Parent or the Purchaser, as the case may be, purchasing any shares of Company Common Stock pursuant thereto; provided that the Company may not terminate this Agreement pursuant to this
                 Section 7.1(c)(ii) if the Company is in willful breach of this Agreement; or

                          (iii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this
                 Section 7.1(c)(iii) if the Company is in willful breach of this Agreement.

                 (d)      By Parent and the Purchaser:

                          (i) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); or

                          (ii) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent or the Purchaser shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(d)(ii) if Parent or the Purchaser is in willful breach of this Agreement.

         Section 7.2      Effect of Termination.

                 (a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, the Purchaser or the Company or their respective directors, officers, employees, shareholders, representatives, agents or advisors other than, with respect to Parent, the Purchaser and the Company, the obligations pursuant to this Section 7.2, Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.13 and the
last sentence of Section 5.2. Nothing contained in this Section 7.2 shall relieve Parent, the Purchaser or the Company from liability for willful breach of this Agreement.

                 (b) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i) hereof or by Parent and the Purchaser pursuant to Section 7.1(d)(i) hereof, the Company shall pay to Parent by certified check or wire transfer to an account designated by Parent immediately following receipt of a request therefor, an amount equal to $8 million (the "Termination Fee").


                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the Merger Consideration or adversely affect the rights of the Company's stockholders hereunder without the approval of such stockholders.

         Section 8.2 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section

8.2 shall not limit any covenant or agreement contained in this Agreement which by its terms contemplates performance after the Effective Time.

         Section 8.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, with delivery by such service confirmed, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      if to Parent or the Purchaser, to:

                          Texas Instruments Incorporated
                          7839 Churchill Way
                          P.O. Box 650311, M/S 3995
                          Dallas, Texas  75265
                          Telephone:  (972) 917-3810
                          Telecopy:  (972) 917-3804
                          Attention:  Charles D. Tobin

                          with copies to:

                          Texas Instruments Incorporated
                          P.O. Box 655474, M/S 241
                          Dallas, Texas  75265
                          Telephone:  (972) 995-2551
                          Telecopy:  (972) 995-9133
                          Attention:  Richard J. Aqnich, Esq.

                          and

                          Weil, Gotshal & Manges LLP
                          100 Crescent Court, Suite 1300
                          Dallas, Texas  75201-6950
                          Telephone:  (214) 746-7738
                          Telecopy:  (214) 746-7777
                          Attention:  R. Scott Cohen, Esq.

                 (b)      if to the Company, to:

                          Amati Communications Corporation
                          2043 Samaritan Drive
                          San Jose, California  95124
                          Telephone:  (408) 879-2000

                          Telecopy:   (408) 879-2900
                          Attention:  James Steenbergen

                          with a copy to:

                          Heller Ehrman White & McAuliffe
                          525 University Avenue
                          Palo Alto, California  94301-1900
                          Telephone:  (650) 324-7025
                          Telecopy:  (650) 324-0638
                          Attention:  Richard A. Peers, Esq.

Any notice which is not sent to the party's counsel in the manner and at the address or telecopy number set forth above within 24 hours following the time such notice is given to such party shall be deemed not to be validly delivered to such party.

         Section 8.4 Interpretation. The words "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. The phrase "to the best knowledge of" or any similar phrase shall mean such facts and other information which as of the date of determination are actually known to any vice president, chief financial officer, general counsel, chief compliance officer, controller, and any officer superior to any of the foregoing, of the referenced party after the conduct of a reasonable investigation under the circumstances by such officer. The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 19, 1997. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.





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         Section 8.6      Entire Agreement; Third Party Beneficiaries.  This
Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 5.3 and 5.6, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.8 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         Section 8.9 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

         Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

         Section 8.11 Expenses. Except as set forth in Section 7.2 hereof, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Offer or the Merger is consummated.

         Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

         Section 8.13 Waivers. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         Section 8.14 Disclosure Letter. The Company Disclosure Letter shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Company Disclosure Letter shall be deemed to be disclosed for all purposes under this Agreement but such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

         IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                     TEXAS INSTRUMENTS INCORPORATED



                                     By:    /s/ RICHARD K. TEMPLETON
                                        -------------------------------------
                                     Name:  Richard K. Templeton
                                     Title: President, Semiconductor Group


                                     DSL ACQUISITION CORPORATION



                                     By:    /s/ GEORGE BARBER
                                        -------------------------------------
                                     Name:  George Barber
                                     Title: President


                                     AMATI COMMUNICATIONS CORPORATION



                                     By:    /s/ JAMES STEENBERGEN
                                        -------------------------------------
                                     Name:  James Steenbergen
                                     Title: President and Chief Executive
                                            Officer

                                    ANNEX A

                            CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer, subject to the provisions of the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer,
(ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after November 19, 1997, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

                 (a) there shall have been any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (1) prohibits the consummation of the Offer or the Merger,
(2) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets or the Shares, except for such prohibitions or limitations which would not have a Company Material Adverse Effect, (3) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer, or (4) renders the Purchaser unable to accept for payment, pay for or purchase a material portion or all of the Shares; provided, that the parties shall have used their reasonable best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

                 (b) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of consummation of the Offer as though made on or as of such date (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and accurate (without giving effect to any limitation as to "materiality" or "material adverse effect" set forth therein), do not, individually or in the aggregate, have a Company Material Adverse Effect;

                 (c) the Company shall have breached or failed to perform or comply with, in all material respects, any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it as of the date of consummation of the Offer





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





                 (d) the Merger Agreement shall have been terminated in accordance with its terms;

                 (e) the Board of Directors of the Company shall have withdrawn, modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates or the Board of Directors of the Company shall have adopted a resolution to do any of the foregoing;

                 (f) Thirty percent (30%) or more of the key personnel of the Company and its Subsidiaries identified on Schedule A(h) of the Company Disclosure Letter shall no longer be employed by the Company or its Subsidiaries or shall have submitted their resignations.

         The foregoing conditions are for the sole benefit of the Purchaser and Parent and, subject to the Merger Agreement, may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise any such rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.





                                      A-2